Exhibit 10.4

Description of Future Compensation Arrangement between Air Lease Corporation and Steven F. Udvar-Hazy, Executive Chairman of the Board of Directors

Air Lease Corporation (“Company”) has entered into compensation arrangements with Mr. Steven F. Udvar-Hazy in connection with his appointment to the position of Executive Chairman of the Board of Directors of the Company, effective July 1, 2016.  The following compensation arrangement provides for payments to be made in the future.

Beginning in 2017, Mr. Udvar-Hazy’s target bonus opportunity percentage under the Company’s performance-based annual cash incentive plan will be increased from 100% to 120% of base salary, subject to achieving Company performance objectives to be determined by the Compensation Committee of the Board of Directors and he will no longer be eligible to participate in the Company’s Amended and Restated Deferred Bonus Plan.